Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Second Quarter 2012 Financial Results

FOR IMMEDIATE RELEASE

Monday, August 13, 2012

LAKE BARRINGTON, IL, August 13, 2012 — CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2012 and for the six month period ended June 30, 2012.

Consolidated net sales for the second quarter of 2012 were $11,816,000 compared to consolidated net sales of $11,965,000 for the second quarter of 2011, a decrease of 1.2%. The Company had a net loss of $78,000 or $0.02 per share (basic and diluted) for the second quarter of 2012 compared to net income of $13,000 or $0.00 per share (basic and diluted) for the second quarter of 2011.

For the six month period ended June 30, 2012, consolidated net sales were $25,624,000 compared to $24,662,000 for the same period in 2011, an increase of 3.9%. For this six month period in 2012, net income was $311,000 or $0.10 per share (basic and diluted) compared to net income of $310,000, or $0.10 per share (basic and diluted) for the same period of 2011.

Key Factors and Trends

Gross margin rates in the second quarter and six months of 2012 were 19.9% and 21.3%, respectively. In the second quarter and six months of 2011, the gross margin rates were 17.3% and 18.4% respectively.

Net sales of foil balloons decreased by 1.2% in the second quarter compared to the same period of 2011, from $5,578,000 to $5,513,000. For the six month period, sales of foil balloons increased by 4.1% compared to the same period of 2011, from $11,977,000 to $12,465,000.

For the second quarter 2012, net sales of pouch products were down 1.5% from the second quarter 2011, from $1,707,000 in the second quarter 2011 to $1,682,000 in the second quarter 2012. For the six months ended June 30, 2012, pouch sales were $3,612,000 compared to $3,861,000 for the same period of 2011, a decrease of 6.4%. Pouch sales for the second quarter and the six months did not include significant sales of the new branded line of vacuum sealing machines or pouches which were first introduced in the first quarter 2012.

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During the second quarter 2012, sales of latex balloon products increased by 4.1% from $2,725,000 in the second quarter 2011 to $2,837,000. For the six month period, sales of latex balloons increased by 16% compared to the same period in 2011, from $4,821,000 to $5,591,000.

Operating expenses increased in both the second quarter 2012 and six months ended June 30, 2012 over the same periods in the prior year. As a percentage of revenues, operating expenses increased from 15.4% of sales in the six months ended June 30, 2011 to 17.9% of sales for the same period in 2012. This increase principally reflects our investment in infrastructure and personnel related to our new branded vacuum sealer and pouch line of products.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

 – FINANCIAL HIGHLIGHTS FOLLOW –

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CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	June 30, 2012	*December 31, 2011
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents (VIE $17,000 and $11,000, respectively)	$261,148	$338,523
Accounts receivable, net	5,673,609	7,091,194
Inventories, net	13,794,047	13,338,317
Other current assets (VIE $98,000 and $93,000, respectively)	2,501,269	2,532,935
Total current assets	22,230,073	23,300,969

Property, plant and equipment, net	8,579,742	8,843,909
Other assets	1,349,908	1,470,644

Total Assets	$32,159,723	$33,615,522

Liabilities & Equity
Total current liabilities (VIE $94,000 and $91,000, respectively)	$16,484,107	$17,688,994
Long term debt, less current maturities (VIE $638,000 and $687,000, respectively)	3,860,523	4,171,033
CTI Industries Corporation stockholders' equity	11,918,301	11,860,768
Noncontrolling interest	(103,208)	(105,273)

Total Liabilities & Equity	$32,159,723	$33,615,522

Condensed Consolidated Statements of Operations
	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$11,816,448	$11,964,764	$25,623,592	$24,662,419
Cost of sales	9,463,198	9,894,922	20,175,271	20,121,805

Gross profit	2,353,250	2,069,842	5,448,321	4,540,614

Operating expenses	2,340,507	1,920,130	4,592,815	3,792,472

Income from operations.	12,743	149,712	855,506	748,142

Other (expense) income:
Net Interest expense	(167,002)	(144,035)	(347,990)	(283,241)
Other	5,680	15,150	7,906	26,268

Net (loss) income before taxes	(148,579)	20,827	515,422	491,169

Income tax (benefit) expense	(52,656)	35,472	202,275	240,901

Net (loss) income	(95,923)	(14,645)	313,147	250,268

Less: Net (loss) gain attributable to noncontrolling interest	(18,375)	(28,000)	2,066	(60,195)

Net (loss) income attributable to CTI Industries Corporation	$(77,548)	$13,355	$311,081	$310,463

Net (loss) income applicable to common shares	$(77,548)	$13,355	$311,081	$310,463

Other Comprehensive (Loss) Income
Foreign currency adjustment	(457,369)	$(57,923)	(299,193)	$394,708
Comprehensive (loss) income	$(534,917)	$(44,568)	$11,888	$705,171

Basic (loss) income per common share	$(0.02)	$0.00	$0.10	$0.10

Diluted (loss) income per common share	$(0.02)	$0.00	$0.10	$0.10

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,207,244	3,137,848	3,205,875	3,137,842

Diluted	3,240,559	3,187,779	3,238,795	3,193,213

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

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